                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated January 11, 1999 (except with respect to Note 12 as to which the dates are April 29, 1999 for the matters discussed in the first two paragraphs, September 18, 1999 for the matter discussed in the third paragraph, and October 25, 1999 for the matter discussed in fourth paragraph), on the consolidated financial statements of Allied Riser Communications Corporation as of December 31, 1997 and 1998 and for the period from inception (December 19, 1996) through December 31, 1997 and for the year ended December 31, 1998 (and to all references to our Firm), incorporated by reference in the Registration Statement on Form S-8.


/s/ ARTHUR ANDERSEN LLP


Dallas, Texas,
 February 8, 2000